Exhibit 21

AMENDED LIST OF SUBSIDIARIES

Entity Name	State or Country of Incorporation
Concrete Partners, Inc.	Delaware
Continental Carbon Australia Pty. Ltd.	Australia
Koppers Assurance, Inc.	South Carolina
Koppers (China) Carbon & Chemical Company Limited	Peoples Republic of China
Koppers Arch Wood Protection (SA) (Proprietary) Limited	South Africa
Koppers Arch Chemicals (M) Sdn Bhd	Malaysia
Koppers Arch International Pty Limited	Australia
Koppers Arch Investments Pty Limited	Australia
Koppers Arch Wood Protection (Aust) Pty Limited	Australia
Koppers Arch Wood Protection (Fiji) Limited	Fiji
Koppers Arch Wood Protection (M) Sdn Bhd	Malaysia
Koppers Arch Wood Protection (NZ) Limited	New Zealand
Koppers Australia Holding Company Pty Limited	Australia
Koppers Australia Pty. Limited	Australia
Koppers Carbon Materials & Chemicals Pty. Ltd.	Australia
Koppers Concrete Products, Inc.	Delaware
Koppers Denmark A/S	Denmark
Koppers Europe ApS	Denmark
Koppers European Holdings A/S	Denmark
Koppers Delaware, Inc.	Delaware
Koppers Investment Subsidiary Pty Ltd.	Australia
Koppers Luxembourg S.ar.l.	Grand Duchy Luxembourg
Koppers Mauritius	Republic of Mauritius
Koppers Monessen Partners LP	Delaware
Koppers Poland Sp. z.o.o.	Poland
Koppers Redemption, Inc.	Delaware
Koppers Shipping Pty. Ltd.	Australia
Koppers Wood Products Pty. Ltd.	Australia
Koppers Trading Denmark A/S	Denmark
Koppers Trading (Beijing) Co. Ltd.	Peoples Republic of China
Koppers UK Holding Limited	United Kingdom
Koppers UK limited	United Kingdom
Koppers Lambson Limited	United Kingdom
Koppers UK Transport Limited	United Kingdom
Koppers-Hickson Timber Protection (PNG) Pty Limited	New Guinea
World-Wide Ventures Corporation	Delaware